Exhibit 10.1

July 29, 2014

Armando Lins Netto

Dear Armando:

It’s been a pleasure getting to know you during the recent interview process. We appreciate the time investment and travel investment you’ve made to explore this opportunity. On behalf of FleetCor, I’m pleased to offer you the position of CEO, FleetCor Brazil reporting to me.

In the Brazil CEO role, you will have responsibility for:

•	Delivering the annual revenue and profit plan for both of our “existing businesses” in Brazil (VB and CTF/DB).

•	Developing annual budgets and developing 3 year growth plans to insure 20% plus profit growth annually throughout the forecast period.

•	Working with Corporate to identify, assess and acquire new business opportunities in the region.

•	Developing and implementing key customer, merchant, partner, government and industry relationships in the region, and ensure the ongoing awareness of the competitive environment and market conditions.

•	Hiring, developing and retaining key executives and second level management.

The general terms of your employment offer are as follows.

Salary

Your salary will be R$872,093 per year, or R$72,672.42 paid monthly in accordance with FleetCor’s normal payroll practice for statutory managers. (Your salary in R$ was calculated taking $375,000 (USD) divided by an average exchange rate of 0.43 = R$872,093; your monthly salary was calculated by dividing R$872,093 by 12).

Executive Bonus Program

You will be eligible to participate in FleetCor’s Executive Bonus Program. Your annual target payout for this bonus will be R$465,116 (or $200,000 (USD). Your 2014 bonus payment will prorated to reflect your actual hire date but will be guaranteed to be a minimum R$348,837 (or $150,000 USD). Your 2015 annual bonus payment will be guaranteed at the target of R$465,116 (or $200,000 USD). Bonus payments for 2016 and beyond are dependent upon meeting your performance on your individual objectives. Bonus payments are generally made in February of the following year. Your bonus targets in R$ were calculated using the same average exchange rate of 0.43.

Incremental Guaranteed Bonus

You will be eligible to receive a guaranteed bonus of R$100,000 per year. This bonus is in lieu of participation in traditional employee benefits such as Christmas bonus, vacation bonus and pension contribution. This bonus payment will be made at the same time the bonuses under the Executive Bonus Program are paid and will remain in effect as long as you are employed at FleetCor or until we reach a new agreement. Your actual 2014 bonus will be prorated for your hire date and your payment will be R$58,334. Beginning in 2015, this bonus will be paid quarterly.

Annual Restricted Stock: You will be granted approximately $175,000 (USD) in restricted stock annually. These shares vest if FleetCor achieves its annual EPS target. At the beginning of 2014, this was 1,600 restricted shares. Your actual 2014 grant of 933 shares (prorated for your start date) was approved on July 24, 2014.

Employment Status

As we discussed, you are employed as a statutory manager.

Equity

You will be granted equity as follows:

Recovery of Tivit Equity: You will be granted 20,000 shares of performance restricted stock immediately. These shares will vest based on achieving the 2015 Brazil profit targets (per the 2015 budgeted EBITDA). These grants will not be pro-rated. If in the event, FLT is trading below $125 per share in January 2015, your RS grant will be upsized to target a $2.5M potential value. This grant was approved on July 15, 2014.

Performance-Based Restricted Stock: You will be granted an additional 20,000 performance based restricted shares that will vest based upon achievement of criteria on which we jointly agree in 2016 / 2017. These shares were approved on November 13, 2014.

Stock Options: You will be granted 45,000 stock options. These stock options, which will vest evenly over 4 years, were approved by the Board on July 15, 2014 at an exercise price of $132.24.

Severance

Our executive severance policy is 6 months’ salary continuation and does not include target bonus. This policy is in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

Benefits

You will be entitled to participate in FleetCor Brazil’s benefit plans which I think you will find quite competitive. Like our other senior executives in Brazil, you receive a car allowance of R$2,800 per month. If you have detailed questions, please contact Cirlene Montiero Silveiro at csilveiro@ctf.com.br.

Armando, we are excited to welcome you to the FleetCor team. Your previous experiences at Tivit, Unisys and McKinsey will prove invaluable to FleetCor. As we have discussed, this represents an exciting opportunity for you to join a company with a growth outlook in a role where you can make a significant impact. We’re looking forward to getting started.

Best Regards,

Ron Clarke, Chairman and CEO

cc:  Crystal Williams

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